Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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January 15, 2013

TravelCenters of America LLC

24601 Center Ridge Road

Westlake, Ohio 44145

Re:                             TravelCenters of America LLC

Registration Statement on Form S-3 (File No. 333-181182)

Ladies and Gentlemen:

We have acted as special counsel to TravelCenters of America LLC, a Delaware limited liability company (the “Company”), in connection with the public offering of $100,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2028 (the “Securities”) (or $115,000,000 aggregate principal amount if the Underwriters exercise their over-allotment option in full pursuant to the terms of the Underwriting Agreement), to be issued under the Indenture, dated as of January 15, 2013 (the “Base Indenture”), as supplemented and amended by the First Supplemental Indenture, dated as of January 15, 2013 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).  On January 8, 2013, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-3 (File No. 333-181182) of the Company relating to the Securities and other securities of the Company filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 4, 2012 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Pre-Effective Amendment No. 1 thereto as filed with the Commission June 22, 2012, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

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January 15, 2013

(b)           the global certificate evidencing the Securities (the “Note Certificate”) in the form delivered by the Company to the Trustee for authentication and delivery;

(c)           an executed copy of the Base Indenture;

(d)           an executed copy of the Supplemental Indenture;

(e)           a copy of the Company’s Certificate of Formation, certified by the Secretary of State of the State of Delaware as of January 15, 2013 and certified by the Executive Vice President and General Counsel of the Company as of the date hereof;

(f)            a copy of the Company’s Amended and Restated Limited Liability Company Agreement, dated as of January 31, 2007, as amended June 15, 2007, November 9, 2009, January 25, 2010 and May 13, 2010, by and among Hospitality Properties Trust, a Maryland real estate investment trust, together with any other Persons (as defined therein) who after January 31, 2007 became Shareholders (as defined therein) in the Company as provided therein (as so amended, the “LLC Agreement”), certified by the Executive Vice President and General Counsel of the Company as of the date hereof;

(g)           a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof (the “Bylaws”), certified by the Executive Vice President and General Counsel of the Company as of the date hereof; and

(h)           copies of certain resolutions of the Board of Directors of the Company adopted on April 19, 2012 and January 7, 2013, and certain resolutions of the Pricing Committee of the Board of Directors adopted on January 8, 2013, each certified by the Executive Vice President and General Counsel of the Company as of the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the Delaware Limited Liability Company Act (the “DLLCA”) and (ii) the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to

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January 15, 2013

as “Opined on Law”).  We do not express any opinion as to the effect of any non-Opined on Law on the opinion stated below.

The Indenture and the Note Certificate are referred to herein together as the “Transaction Agreements.”

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Note Certificate is duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a)           the opinion stated herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (iii) public policy considerations which may limit the rights of parties to obtain remedies;

(b)           we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party to any of the Transaction Agreements;

(c)           we do not express any opinion with respect to any law, rule or regulation that is applicable to a party to any of the Transaction Agreements or the transactions contemplated hereby solely because such law, rule or regulation is part of a regulatory regime applicable to such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates; and

(d)           to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by, in each case, the exceptions and limitations in such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.

In addition, in rendering the foregoing opinion we have assumed that:

(a)           except to the extent expressly set forth in the opinion contained herein, each of the Transaction Agreements constitutes the valid and binding obligation of each party to the Transaction Agreement, enforceable against such party in accordance with its terms;

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January 15, 2013

(b)           neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations under any Transaction Agreement (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(c)           the Trustee’s certificate of authentication of the Note Certificate will have been manually signed by one of the Trustee’s authorized officers and that the Note Certificate conforms to the specimen thereof examined by us.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement.  We also hereby consent to use of our name under the heading “Legal Matters” in the prospectus supplement dated January 8, 2013 and filed with the Commission.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  The opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP